Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

1.5 Year Autocallable Contingent Coupon Securities Linked to the Worst of INDU, RTY and SPX

Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	The Dow Jones Industrial Average™ (ticker: "INDU"), the Russell 2000® Index (ticker: "RTY") and the S&P 500® Index (ticker: "SPX")
Pricing date:	March 3, 2026
Final valuation date:	September 3, 2027
Maturity date:	September 9, 2027
Observation periods:	Each observation period will consist of each day from but excluding an observation period end-date to and including the following observation period end-date, provided that the first observation period will consist of each day from but excluding the pricing date to and including the first observation period end-date.
Observation period end-dates:	Quarterly
Contingent coupon:	13.00% per annum, paid quarterly only if a coupon barrier event has not occurred during the related observation period. You are not assured of receiving any contingent coupon.
Coupon barrier event:	A coupon barrier event will occur with respect to an observation period if the closing value of any underlying is less than its coupon barrier value on any trading day for that underlying during that observation period.
Coupon barrier value:	For each underlying, 70.00% of its initial underlying value
Knock-in value:	For each underlying, 70.00% of its initial underlying value
Knock-in event:	A knock-in event will occur if, on any scheduled trading day during the knock-in observation period, the closing value of any underlying is less than its knock-in value.
Knock-in observation period:	The period from but excluding the pricing date to and including the final valuation date
Automatic early redemption:	If, on any potential autocall date, the closing value of the worst performing underlying on that potential autocall date is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related contingent coupon payment, if applicable
Potential autocall dates:	Quarterly on observation period end-dates beginning after six months
CUSIP / ISIN:	17332UMD5 / US17332UMD53
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	For each underlying on any observation period end-date, (i) its closing value on that observation period end-date *minus* its initial underlying value, *divided by* (ii) its initial underlying value
Worst performing underlying:	On any observation period end-date, the underlying with the lowest underlying return determined as of that observation period end-date
Payment at maturity (if not autocalled):	• If the final underlying value of the worst performing underlying is **greater than or equal to** its initial underlying value: $1,000 • If the final underlying value of the worst performing underlying is **less than** its initial underlying value and a knock-in event **has not** occurred: $1,000 • If the final underlying value of the worst performing underlying is **less than** its initial underlying value and a knock-in event **has** occurred: $1,000 + ($1,000 × the underlying return of the worst performing underlying on the final valuation date) If the securities are not automatically redeemed prior to maturity, the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value and a knock-in event has occurred, you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Preliminary pricing supplement:	Preliminary Pricing Supplement dated February 18, 2026

* Assumes the interim observation period-end date is also a potential autocall date.

Hypothetical Interim Payment per Security*

Hypothetical Worst Underlying Return on Interim Observation Period End-Date	Hypothetical Payment for Interim Observation Period End-Date if Coupon Barrier Event Has Not Occurred	Hypothetical Payment for Interim Observation Period End-Date if Coupon Barrier Event Has Occurred	Hypothetical Redemption
100.00%	$1,032.50	$1,000.00	Redeemed
50.00%	$1,032.50	$1,000.00	Redeemed
25.00%	$1,032.50	$1,000.00	Redeemed
0.00%	$1,032.50	$1,000.00	Redeemed
-0.01%	$32.50	$0.00	Securities not redeemed
-30.00%	$32.50	$0.00	Securities not redeemed
-30.01%	N/A	$0.00	Securities not redeemed
-50.00%	N/A	$0.00	Securities not redeemed
-100.00%	N/A	$0.00	Securities not redeemed

Hypothetical Payment at Maturity per Security

Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any.

Hypothetical Worst Underlying Return on Final Valuation Date	Hypothetical Payment at Maturity if Knock-in Event Has Not Occurred	Hypothetical Payment at Maturity if Knock-in Event Has Occurred
100.00%	$1,000.00	$1,000.00
50.00%	$1,000.00	$1,000.00
25.00%	$1,000.00	$1,000.00
0.00%	$1,000.00	$1,000.00
-0.01%	$1,000.00	$999.90
-30.00%	$1,000.00	$700.00
-30.01%	N/A	$699.90
-50.00%	N/A	$500.00

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value and a knock - in event has occurred, meaning the closing value of at least one of the underlyings was less than its knock - in value on at least one scheduled trading day during the period from but excluding the pricing date to and including the final valuation date, you will be fully exposed to any depreciation of the worst performing underlying on the final valuation date. If the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value and a knock - in event has occurred, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performing underlying on the final valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • You will not receive any contingent coupon for any observation period during which a coupon barrier event occurs. • The contingent coupon payments are contingent on the closing value of each underlying on each trading day throughout the observation periods. • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performing underlying. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the worst performing underlying performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc . and Citigroup Inc . If Citigroup Global Markets Holdings Inc . defaults on its obligations under the securities and Citigroup Inc . defaults on its guarantee obligations, you may not receive anything owed to you under the securities . • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity . • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively , you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.